EXHIBIT 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE NINE MONTHS AND THREE MONTHS ENDED FEBRUARY 28, 2022

GREYSTONE LOGISTICS, INC.

Tulsa, OK—05/03/2022—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports results of operations for the nine months and three months ended February 28, 2022.

Greystone recorded net income available to common stockholders (net income less preferred dividends and income from non-controlling interests) for the nine months ended February 28, 2022, of $3,044,535, or $0.11 per share, compared to $2,366,837, or $0.08 per share, for the prior period. The three months ended February 28, 2022, resulted in net income available to common stockholders of $452,458, or $0.02 per share, compared to $633,456, or $0.02 per share, in the prior period. Net income was $3,496,217 and $603,244 for the nine months and three months ended February 28, 2022, respectively, compared to $2,814,728 and $782,497 in the prior periods, respectively. EBITDA for the nine months ended February 28, 2022, was $8,237,357 compared to $9,392,907 for the nine months ended February 28, 2021.

The gross profit margin was 9.7% on sales of $53,069,648 for the nine months ended February 28, 2022, compared to a gross profit margin of 18.1% on sales of $47,602,690 in the prior period. The paucity of profit margins for the current periods was principally due to the impact of inflationary factors on raw material pricing, machine downtime resulting from labor force shortages and inflationary labor costs.

“Greystone continues to perform well in a very difficult inflationary environment” stated CEO Warren Kruger. “Our current customer base is stable and demand is growing. To supplement production and future growth, Greystone is now manufacturing under contract at three other locations including Mexico. Two large tonnage injection machines are on order for additional capacity needs as well as plastic grinding and pelletizing lines to support the additional production. We were recently able to highlight two new products at the Modex show in Atlanta that the market has been demanding. Material costs for rods, grommets, and our recycled material continue to pressure margins and we anticipate the need to make additional adjustments.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures and sells high quality 100% recycled plastic pallets that provide logistical solutions for a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many other processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2021.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Nine Months Ended February 28, 2022

	2022	2021
Net Income	$3,496,217	$2,814,728
Income Taxes	99,000	1,257,000
Depreciation and Amortization	4,011,025	4,397,890
Interest Expense	631,115	923,289
EBITDA (A)	$8,237,357	$9,392,907

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com